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                     NEWS RELEASE

Contact:  George Pipas
          (313) 323-9216

FORD MOTOR COMPANY LOWERS FIRST QUARTER 2001 NORTH AMERICAN PRODUCTION PLAN

DEARBORN, Mich., Dec. 21, 2000 - Ford Motor Company announced today that it has revised downward its first quarter 2001 North American production plan. The company now plans to produce 1,050,000 vehicles in the first quarter, down 107,000 units (nine percent) from the prior plan. The company's first quarter 2001 North American production plan is down 220,000 units (17 percent) from the first quarter 2000.

"It's clear that U.S. economic growth is slowing," said Martin Inglis, Vice President, Ford North America, "and surveys of consumer sentiment point to lower levels of spending in the future. The revised first quarter plan is intended to align our U.S. inventories with consumer demand. We're making every effort to stay in front of the slowing demand curve."

Inglis said the first quarter production cuts involve a one-week idling for most North American assembly plants. "The production cuts are front-loaded in the quarter," said Inglis, "with most of the downtime scheduled for the last two weeks of January. This gives us the flexibility to assess the economic picture again before the spring selling season. At the same time, we are intensifying our efforts to achieve operating efficiencies and cost improvements."

Ford also announced that its fourth quarter 2000 production plan was reduced by weather-related losses in North America and parts shortages outside North America. As a result, the company expects fourth quarter earnings will be reduced by about 10 cents per share from the present First Call consensus analyst estimate of 74 cents a share.



Sales Analysis and Reporting,The American Road, Room 1017, Dearborn, MI 48121
Telephone: (313) 323-9216; Fax:  (313) 323-0610
Internet: http://media.ford.com

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Downtime in Ford Motor Company's first quarter 2001 North American production plan is as follows:

Week of January 1, 2001
         Atlanta Assembly Plant        Ford Taurus/Mercury Sable

Week of January 8, 2001
         Atlanta Assembly Plant        Ford Taurus/Mercury Sable
         Hermosillo Assembly Plant     Ford Escort/ZX2
         Michigan Truck Plant          Ford Expedition/Lincoln Navigator

Week of January 22, 2001
         Avon Lake Assembly Plant      Mercury Villager/Nissan Quest
         Cuautitlan Assembly Plant     Ford F-Series
         Chicago Assembly Plant        Ford Taurus/Mercury Sable
         Edison Assembly Plant         Ford Ranger/Mazda B-Series
         Kansas City Assembly Plant    Ford F-Series
         Lorain Assembly Plant         Ford Econoline
         Norfolk Assembly Plant        Ford F-Series
         Oakville Assembly Plant       Ford Windstar
         Ontario Truck Plant           Ford F-Series
         Twin Cities Assembly Plant    Ford Ranger
         St. Thomas Assembly Plant     Ford Crown Victoria/Mercury Grand Marquis
         Wayne Assembly Plant          Ford Focus
         Wixom Assembly Plant          Lincoln Town Car, Continental, LS

Week of January 29, 2001
         Avon Lake Assembly Plant      Mercury Villager/Nissan Quest
         Cuautitlan Assembly Plant     Ford F-Series
         Lorain Assembly Plant         Ford Econoline